Exhibit 99.1
                                                                   ------------


                  McLeodUSA Reports First Quarter 2005 Results

   o    Continued strong operational performance with slight decline in revenues
   o    Continuing pursuit of strategic partner or sale of the Company
   o Discussions for debt restructuring continuing with Lender Committee where recovery for preferred or common stockholders is unlikely


CEDAR RAPIDS, Iowa - April 27, 2005 - McLeodUSA Incorporated (Nasdaq: MCLD), one of the nation's largest independent, competitive telecommunications services providers, today reported financial and operating results for the quarter ended March 31, 2005.

Total revenues for the quarter ended March 31, 2005 were $160.5 million compared to $162.6 million in the fourth quarter of 2004 and $193.6 million in the first quarter of 2004. Revenue for the quarter declined slightly from the fourth quarter of 2004. In the first quarter of 2005, long distance revenue per customer increased 4.6% due to higher wholesale volume, local service revenue per customer was flat compared to the fourth quarter of 2004 and private line and data revenue per customer declined 1.6%.

Gross margin for the first quarter of 2005 was $67.2 million compared to $75.8 million in the fourth quarter of 2004 and $86.0 million in the first quarter of 2004. Gross margin as a percentage of revenue for the first quarter was 41.9%, compared with 46.6% in the fourth quarter of 2004 and 44.4% in the first quarter of 2004. Gross margin in the fourth quarter of 2004 included approximately $6.2 million of rate settlements, excluding these amounts would have resulted in a gross margin as a percentage of revenue of 42.8%.

SG&A expenses for the first quarter of 2005 were $56.7 million compared to $61.7 million in the fourth quarter of 2004 and $75.7 million in the first quarter of 2004 as the Company continues to realize the benefits of its ongoing process improvement programs and other actions taken to reduce non-essential expenses. Adjusted EBITDA in the first quarter of 2005 was $10.5 million compared to $14.1 million in the fourth quarter of 2004, which included the $6.2 million of rate settlements, and $10.3 million in the first quarter of 2004. In the first quarter, the Company incurred $2.0 million in restructuring charges related to financial and legal advisors supporting the Company's pursuit of strategic alternatives and financial restructuring. Net loss from continuing operations for the first quarter of 2005 was $(97.5) million, or a loss per common share of $(0.32), versus $(98.1) million in the fourth quarter of 2004 and $(91.4) million in the first quarter of 2004.

The Company's excellent operational performance continued in the first quarter of 2005. The customer satisfaction rating for the quarter was 94%, billing accuracy remained at 99.9% and the Company continued to consistently achieve 99.999% network reliability, all in line with Company goals.

Customer platform mix at the end of the first quarter was 72% UNE-L, 4% resale and 24% UNE-P versus 67%, 5% and 28%, respectively, at the end of the first quarter of 2004. Business customer line turnover was 2.0% in the first quarter of 2005 compared to 2.0% in the fourth quarter of 2004 and 1.9% in the first quarter of 2004. Total customer line turnover in the first quarter was 2.1% versus 2.2% and 2.3% in the fourth and first quarters of 2004, respectively.

The Company ended the quarter with $34.9 million of cash on hand. Total capital expenditures for the first quarter of 2005 were $11.9 million principally in support of the Company's VoIP Dynamic Integrated Access rollout and sustaining the existing voice and data networks. The Company was in full compliance with the terms of the forbearance agreement it entered into with its lenders in the first quarter of 2005. In light of the current end date of the forbearance period, the Company has classified its entire debt balance as current.

Pursuit of Strategic Alternatives
---------------------------------

As an independent communications services provider, realizing the revenue growth benefits of operational excellence continues to be a challenge for the Company as it competes against large, financially strong competitors with well-known brands. Most recently, the FCC has finalized its unbundling rules and the communications industry consolidation has accelerated. With the recent merger announcements in the industry, the Company believes that the large telecommunications providers will likely become even more aggressive upon the closing of these transactions further challenging the Company's ability to grow revenue.

As previously announced, the Company's Board of Directors has authorized the Company to pursue strategic alternatives. The Company along with its financial advisors is continuing to actively pursue a strategic partner or a sale of the Company while also taking steps to maintain future liquidity, including the continuing evaluation of a capital restructuring to reduce the current debt level.

The Company believes that its operational excellence combined with a highly trained workforce, state of the art product offerings and expansive network could provide strategic benefits to existing multi-state and regional telecom services providers. In addition, through the extensive cost reduction programs, which have been implemented over the past several years, the Company believes its wholesale product suite offers an attractive alternative to UNE-P providers for local access lines and competitive long distance services.

In March of 2005, the Company entered into a forbearance agreement with its Lenders with respect to scheduled principal and interest payments on its loans under which the Lenders have agreed not to take any action as a result of non-payment by the Company of approximately $18.1 million of scheduled principal amortization and interest payments due on or before March 31, 2005 and any related events of default through May 23, 2005.

Financial Restructuring
-----------------------

The Company is continuing discussions related to a capital restructuring with its agent bank and a group of lenders acting as a steering committee for the lenders under its credit facilities. The Company and this committee are in negotiations related to terms of a capital restructuring which includes the conversion of a significant portion of the Company's current outstanding debt into equity. Under such a restructuring, the holders of the Company's current debt would become equity shareholders of the Company with the current holders of the preferred and common stock unlikely to receive any recovery.

There can be no assurance that the Company will be able to reach an agreement with its lenders regarding a capital restructuring or continued forbearance and covenant relief prior to the end of the initial forbearance period on May 23, 2005. There also can be no assurance that the Company will be able to identify a suitable strategic partner or buyer or reach agreement with any such strategic partner or buyer on terms and conditions acceptable to the Company prior to the end of the initial forbearance period. In the event these alternatives are not available to the Company, it is likely that the Company will elect to forgo making future principal and interest payments to its lenders while it continues to seek an extended forbearance period or permanent capital restructuring from its lenders, or alternatively, the Company could be forced to seek protection from its creditors.

While the Company continues to explore a variety of options with a view toward maximizing value for all of its stakeholders, none of the options presented to date have suggested that there will be any meaningful recovery for the Company's current preferred stock or common stock holders. Accordingly, it is unlikely that holders of the Company's preferred stock or common stock will receive any recovery in a capital restructuring or other strategic transaction.

The Company believes that by not making principal and interest payments on the credit facilities, cash on hand together with cash flows from operations is sufficient to maintain operations in the ordinary course without disruption of services. The Company does not expect that the exploration of the alternatives described above will negatively impact its customers or vendors. The Company remains committed to continuing to provide the highest level of service to its customers and to maintaining its strong supplier relationships.

Other highlights in the quarter include:

o The Company has continued the rollout of its Preferred Advantage(R) Dynamic Integrated Access, which utilizes the next generation Voice-over-Internet Protocol (VoIP) switching architecture. The service has now been initiated in 33 markets to date and the Company's efforts are on track to provide service in 37 markets by April 30, 2005. The McLeodUSA Integrated Access product uses a secure IP network to offer integrated voice and data communications services over a single T-1 facility to customer locations. Customers receive up to 1.544 Mbps Internet access, high quality voice service, 17 local calling features, the convenience of an easy-to-use web-based control panel, and the ability to add or change features and generate reports.


About McLeodUSA
---------------
McLeodUSA provides integrated communications services, including local services, in 25 Midwest, Southwest, Northwest and Rocky Mountain states. The Company is a facilities-based telecommunications provider with, as of March 31, 2005, 38 ATM switches, 39 voice switches, 699 collocations, 432 DSLAMs and approximately 2,300 employees. As of April 16, 2002, Forstmann Little & Co. became a 58% shareholder in the Company. Visit the Company's Web site at www.mcleodusa.com


(1)Non-GAAP Financial Measures
   ---------------------------

To provide further clarification, the Company has begun using the term Adjusted EBITDA as a replacement for EBITDA. Adjusted EBITDA is a non-GAAP financial measure used by management to evaluate the effectiveness of the Company's operating performance and to enhance the comparability between periods. EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA, as defined by McLeodUSA, further removes the effects of other income and expense and restructuring and impairment charges. Management removes the effects of other income and expense, and restructuring and impairment charges from Adjusted EBITDA because it does not believe that such items are representative of the core operating results of the Company's ongoing competitive telecommunications activities. For a facilities-based telecommunications services provider like McLeodUSA with high initial capital investments required in order to gain entry to the industry, management believes that omitting depreciation and amortization from Adjusted EBITDA provides a relevant and useful measure of the Company's core operating performance and enhances comparability between periods. Management believes that non-GAAP measures such as Adjusted EBITDA are commonly reported and used by analysts, investors and other interested parties in the telecommunications industry. Adjusted EBITDA is reconciled to net loss, the most comparable GAAP measure, within the table presented below. McLeodUSA's use of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in the telecommunications industry. The use of Adjusted EBITDA is not intended to replace measures of financial performance reported in accordance with accounting principles generally accepted in the United States.


                                                                       Three months ended
                                                  --------------------------------------------------------------
    (In millions)                                    Mar 31, 2005         Dec 31, 2004          Mar 31, 2004
                                                  -------------------  -------------------   -------------------

    Reconciliation of Adjusted EBITDA:
    Net loss....................................       $      (97.5)        $      (98.1)         $      (91.4)
    Interest expense............................               14.4                 13.6                  11.1
    Other non-operating expense.................                0.3                  9.2                   0.4
    Restructuring charges.......................                2.0                   -                     -
    Depreciation and amortization...............               91.3                 89.4                  90.2
                                                  -------------------  -------------------   -------------------
        Adjusted EBITDA.........................        $      10.5          $      14.1           $      10.3
                                                  ===================  ===================   ===================

Gross margin is another financial measure that management uses to evaluate operating performance. Gross margin, which is calculated as revenues less cost of service, excludes depreciation and amortization expenses. Cost of service includes expenses directly associated with providing telecommunications services to its customers. Costs classified as cost of service include, among other items, the cost of connecting customers to the McLeodUSA network via leased facilities, the costs paid to third party providers for interconnect access and transport services, the costs of leasing components of network facilities and the cost of fiber related to sales and leases of network facilities. Gross margin is reconciled to net loss, the most comparable GAAP measure, within the table presented below.


                                                                                Three months ended
                                                  --------------------------------------------------------------
    (In millions)                                    Mar 31, 2005         Dec 31, 2004          Mar 31, 2004
                                                  -------------------  -------------------   -------------------

    Reconciliation of Gross Margin:
    Net loss....................................       $      (97.5)        $      (98.1)         $      (91.4)
    Interest expense............................               14.4                 13.6                  11.1
    Other non-operating expense.................                0.3                  9.2                   0.4
    Restructuring charges.......................                2.0                   -                     -
    Depreciation and amortization...............               91.3                 89.4                  90.2
    Selling, general and administrative.........               56.7                 61.7                  75.7
                                                  -------------------  -------------------   -------------------
        Gross Margin............................        $      67.2          $      75.8           $      86.0
                                                  ===================  ===================   ===================

Some of the statements in this press release include statements about our future expectations. Statements that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Exchange Act and Section 27A of the Securities Act. Such statements may include projections of financial and operational results and goals, including revenue, EBITDA, Adjusted EBITDA, profitability, savings and cash. In some cases, you can identify these so-called "forward-looking statements" by our use of words such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "project," "intend" or "potential" or the negative of those words and other comparable words. These forward-looking statements are subject to known as well as unknown risks and uncertainties that may cause actual results to differ materially from our expectations. Our expectations are based on various factors and assumptions and reflect only our predictions. Factors that could cause actual results to differ materially from the forward-looking statement include technological, regulatory, public policy or other developments in our industry, availability and adequacy of capital resources, our ability to implement a strategic transaction or a capital restructuring, current and future economic conditions, the existence of strategic alliances, our ability to generate cash, our ability to implement process and network improvements, our ability to attract and retain customers, our ability to migrate traffic to appropriate platforms and changes in the competitive climate in which we operate. These and other risks are described in more detail in our most recent Annual Report on Form 10-K filed with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Contact:

McLeodUSA Incorporated, Cedar Rapids, IA
Investor Contact: Bryce Nemitz
Press Contact:    Bruce Tiemann
Phone:  (319) 790-7800


McLeodUSA Incorporated and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share data)
(UNAUDITED)



                                                                                 Three months ended
                                                                      ----------------------------------------
                                                                       March 31, 2005         March 31, 2004
                                                                      ----------------------------------------

Revenue                                                               $          160.5        $        193.6

Operating expenses:
    Cost of service (exclusive of depreciation and amortization
        shown separately below)                                                   93.3                 107.6
    Selling, general and administrative                                           56.7                  75.7
    Depreciation and amortization                                                 91.3                  90.2
    Restructuring charges                                                          2.0                    -
                                                                      ----------------     -----------------
        Total operating expenses                                                 243.3                 273.5
                                                                      ----------------     -----------------
        Operating loss                                                           (82.8)                (79.9)
                                                                      ----------------     -----------------

Non-operating expense:
    Interest expense, net of amounts capitalized                                 (14.4)                (11.1)
    Other expense                                                                 (0.3)                 (0.4)
                                                                      ----------------     -----------------
        Total non-operating expense                                              (14.7)                (11.5)
                                                                      ----------------     -----------------
        Net loss                                                      $          (97.5)       $        (91.4)
                                                                      ----------------     -----------------
Preferred stock dividend                                                          (0.5)                 (0.8)
                                                                      ----------------     -----------------
        Net loss applicable to common shares                          $          (98.0)       $        (92.2)
                                                                      ================     =================

Basic and diluted loss per common share                               $          (0.32)       $        (0.32)
                                                                      ================     =================
Weighted average common shares outstanding                                       308.4                 291.0
                                                                      ================     =================


  McLeodUSA Incorporated and Subsidiaries
  Condensed Consolidated Balance Sheets
  (In millions)



                                                                  March 31, 2005          December 31, 2004
                                                               ----------------------   -----------------------
                                                                    (unaudited)

  ASSETS
  Current Assets

      Cash and cash equivalents                                 $                34.9    $                50.0
      Trade receivables, net                                                     57.0                     58.6
      Prepaid expense and other                                                  19.8                     19.9
                                                               ----------------------   -----------------------
      Total Current Assets                                                      111.7                    128.5
                                                               ----------------------   -----------------------

  Non-current Assets
      Property and equipment, net                                               660.1                    728.7
      Other intangibles, net                                                    135.4                    144.9
      Other non-current assets                                                   22.4                     23.7
                                                                ----------------------   -----------------------
      Total Non-current Assets                                                  817.9                    897.3
                                                               ----------------------   -----------------------

  Total Assets                                                  $               929.6    $             1,025.8
                                                               ======================   =======================

  LIABILITIES AND EQUITY
  Current Liabilities


      Current maturities of long-term debt                      $               777.3    $                49.5
      Accounts payable                                                           37.5                     39.6
      Deferred revenue, current portion                                           6.4                      6.8
      Other current liabilities                                                  99.0                     95.1
                                                               ----------------------   -----------------------
      Total Current Liabilities                                                 920.2                    191.0
                                                               ----------------------   -----------------------

  Long-term Liabilities
      Long-term debt, excluding current maturities                                 -                     727.8
      Deferred revenue less current portion                                      16.9                     17.0
      Other long-term liabilities                                                61.5                     61.4
                                                               ----------------------   -----------------------
      Total Long-term Liabilities                                                78.4                    806.2
                                                               ----------------------   -----------------------

  Redeemable Convertible Preferred Stock                                         58.6                     75.4

  Stockholders' Deficit                                                        (127.6)                   (46.8)
                                                               ----------------------   -----------------------

       Total Liabilities and Equity                             $               929.6    $             1,025.8
                                                               ======================   =======================


McLeodUSA Incorporated and Subsidiaries
Selected Telecommunications Statistical Data

                                                        ------------------    -------------------    -------------------
                                                             3/31/04               12/31/04               3/31/05
                                                        ------------------    -------------------    -------------------

Active central offices                                              1,708                  1,683                  1,647

Collocations                                                          667                    699                    699

Switches owned
    CO / LD                                                            40                     39                     39
    ATM / Frame Relay                                                  38                     38                     38

DSLAMs installed                                                      435                    432                    432

Total Competitive:
    Customers                                                     381,791                348,258                337,358
    Access Units / Customer                                           2.8                    2.8                    2.8

Revenue per Customer / Month
        Local                                                 $    106.55            $     99.69           $     100.51
        Long distance                                               31.56                  31.84                  33.29
        Private line & data                                         31.61                  33.01                  32.49
                                                        ------------------    -------------------    -------------------
        Total                                                 $    169.72            $    164.54           $     166.29
                                                        ==================    ===================    ===================

Platform Distribution
        Resale                                                         5%                     4%                     4%
        UNE-M/P                                                       28%                    25%                    24%
        UNE-L                                                         67%                    71%                    72%
                                                        ------------------    -------------------    -------------------
        Total                                                        100%                   100%                   100%
                                                        ==================    ===================    ===================
